Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
(805) 330-4899	Isaac Garden
(818) 224-7028

PennyMac Mortgage Investment Trust Announces Appointment of Chairman

Westlake Village, CA, February 24, 2021 – PennyMac Mortgage Investment Trust (NYSE: PMT) today announced the appointment of David A. Spector as Chairman of the Board. Mr. Spector will continue to serve as Chief Executive Officer.

“I am honored that the Board has entrusted me with this additional responsibility, and I am excited to continue leading this great company forward,” said PMT Chairman and CEO David A. Spector. “I would also like to take this opportunity to thank the Board and its Independent Lead Trustee, Preston DuFauchard, for their continued leadership, especially through the unique challenges of the past year.”

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.